Exhibit 99.1

February 4, 2019

Gannett Board of Directors Unanimously Rejects Unsolicited Proposal
from MNG Enterprises, Inc.

MNG Proposal Undervalues Gannett and Is Not in the Best Interests of the Company or Its Shareholders

MNG Fails to Answer How Transaction Will Be Financed or Closed

Gannett Board Questions Credibility of Acquisition Proposal

MCLEAN, Va.--(BUSINESS WIRE)-- Gannett Co., Inc. (NYSE: GCI) (“Gannett” or “company”) today announced that its board of directors has unanimously rejected MNG Enterprises, Inc.’s (“MNG”) unsolicited proposal, received on January 14, 2019, to acquire Gannett for $12.00 per share in cash.
After careful review and consideration, conducted in consultation with its financial and legal advisors, the Gannett board concluded that MNG’s unsolicited proposal undervalues Gannett and is not in the best interests of Gannett and its shareholders. In addition, Gannett does not believe MNG’s proposal is credible.

“Our board of directors is confident that Gannett has significant value creation potential. Our vision and pursuit of our digital transformation, combined with our USA TODAY NETWORK strategy, enables us to serve more directly and efficiently the persistent demand of our audiences and customers to engage with their communities,” said J. Jeffry Louis, chairman of the Gannett board of directors. “We believe that our future — and that of the industry — turns on thoughtful investments in journalism and marketing solutions, so we can deliver engagement when, where and how our audiences and customers demand it. Delivering on this purpose will deliver value to our shareholders and benefit the communities we serve.”

Mr. Louis continued, “We know there are challenges that face us and our industry. We firmly believe, however, that given our operational expertise, our focus on evolving our business model, and our unwavering commitment to remaining a trusted source of news, we are uniquely positioned to grow this company and its valuable assets.”

Gannett Believes Its Strategy Will Lead to Long-Term Growth

The Gannett board supports the company’s digital strategy, which is focused on serving as a trusted, comprehensive digital marketing partner to local and national businesses while also defining, strengthening and growing our communities through digital engagement. Through a combination of organic investment and acquisitions of marketing services businesses, Gannett now offers best-in-class digital marketing products, which continue to position the company as the partner that businesses trust with their marketing spend. By combining local and national news organizations under the USA TODAY NETWORK and introducing new, innovative customer experiences, Gannett has expanded its consumer audience and increased monetization opportunities through enhanced digital engagement. Gannett will continue to pursue accretive growth through disciplined, selective acquisitions that provide synergies with Gannett’s large customer base of consumers and marketers.

In addition, Gannett continues to rationalize its cost base in a thoughtful and strategic manner and align its legacy printing operation costs with print revenue trends.

MNG’s Proposal Is Not Credible

Gannett notes that MNG’s actions – both before and since its public approach – suggest that MNG’s proposal is not credible. Despite its assertions to the contrary, MNG never sought to engage with Gannett regarding an acquisition of the company prior to the appearance of The Wall Street Journal article on January 13, 2019, or prior to Gannett’s receipt of MNG’s letter and MNG’s public announcement on January 14, 2019, despite the fact that MNG and Gannett management are well known to one another and in fact are partners in significant operations.

Following the public announcement of MNG’s proposal, which provided no information about how MNG would finance the transaction and failed to address potential regulatory risks and other fundamental issues that Gannett considered important to its assessment of the proposal, on January 16, 2019, Gannett sent a letter to MNG, offering to arrange a meeting between representatives of both companies, including two of Gannett's independent directors. Gannett posed questions to MNG that are routinely addressed by someone making a credible, public, unsolicited takeover proposal: Can MNG fund it? Can MNG close it?

However, as a prerequisite for any discussions, MNG insisted that a non-disclosure agreement (NDA) be in place. An NDA is not a prerequisite for MNG to explain how it intends to finance and close the transaction MNG itself proposed. Without such basic information, neither Gannett nor any other company in Gannett’s position would disclose sensitive, confidential information to MNG. While Gannett invited MNG to provide written responses at a level of detail that would not have required MNG to disclose confidential information, MNG still has not provided any more information about how it would execute on its proposal.

In light of this, Gannett now questions MNG’s motives and can only conclude that the proposed NDA is a distraction designed to mask MNG’s inability to finance and complete the proposed transaction. Indeed, given MNG’s refusal to provide even the most basic answers to Gannett’s questions, it appears that MNG does not have a realistic plan to acquire Gannett.

As a public company, Gannett’s board would engage with any party that makes a bona fide, credible proposal that appropriately values the company and is capable of being closed. MNG’s proposal fails that test.

The following is the letter Gannett sent to MNG on February 4, 2019, in response to MNG’s unsolicited proposal:

February 4, 2019

CONFIDENTIAL

MNG Enterprises, Inc.
101 W. Colfax Avenue
Denver, CO 80202
Attn: R. Joseph Fuchs, Chairman of the Board of Directors

Dear Mr. Fuchs:

The Board of Directors of Gannett Co., Inc. (“Gannett”), in consultation with its financial and legal advisors, has carefully reviewed and considered your January 14, 2019 letter and the unsolicited, non-binding proposal by MNG Enterprises, Inc. (“MNG”) to acquire Gannett for $12.00 per share in cash.

After a thorough analysis, the Gannett Board of Directors has unanimously concluded that your proposal is inadequate and not in the best interests of Gannett and its shareholders. The Board believes that your proposed price undervalues Gannett, its key assets and its prospects. In addition, given MNG’s refusal to respond to any of the Board’s questions regarding your financing plans, regulatory matters and other issues that relate to your ability to consummate the proposed transaction, the Board has serious concerns regarding the credibility of your proposal.

Separately, regarding your request to meet on February 5th or 7th, notwithstanding our rejection of your proposal, we are always willing to meet with our shareholders. We would be pleased to meet with you, with no preconditions. We would propose February 7th.

Please be assured that Gannett’s Board of Directors and management will, as we always have, seek to enhance value for all our shareholders.

Sincerely,

J. Jeffry Louis
Chairman of the Board of Directors Gannett Co., Inc.

The following is the letter Gannett sent to MNG on January 16, 2019, requesting a meeting with MNG and seeking answers to fundamental questions about MNG’s unsolicited proposal:

January 16, 2019

CONFIDENTIAL

MNG Enterprises, Inc.
101 W. Colfax Avenue
Denver, CO 80202
Attn: R. Joseph Fuchs, Chairman of the Board of Directors

Dear Mr. Fuchs:

I am writing in response to your January 14, 2019 letter and the non-binding proposal by MNG Enterprises Inc. (“MNG”) to acquire Gannett Co., Inc. (“Gannett”) for $12.00 per share in cash.

I have shared and discussed the contents of your letter with Gannett’s Board of Directors. As I am sure you can appreciate, a matter of this significance will require careful and deliberate consideration by our Board. Our Board has not yet made any determinations with respect to your proposal, but has requested that we gather additional information regarding the specifics of your proposal in order to enable a thorough and thoughtful evaluation of a transaction of this nature. Contrary to your assertions that you had reached out to us on multiple occasions with respect to a proposal, we never had such a discussion, and as such, we do not yet have certain information essential to a complete analysis.

Accordingly, we are open to engaging with you to better understand certain fundamental aspects of your proposal that are not addressed by your letter. We would like to invite you to meet with a select group of Gannett management and two members of our Board (along with representatives of our financial and legal advisors) to discuss the following matters:

●
Financing: In your January 14 letter, you made no mention of how MNG would finance an acquisition of Gannett. Please provide your sources and uses of funding, and details behind each source of funds, whether debt or equity. What MNG assets are already secured or otherwise encumbered, and what borrowing capacity remains? What is your view on the current financing markets for transactions of this type, in this industry?

●
Antitrust: What is your perspective on antitrust? Where do you anticipate issues and what are your proposals for addressing them? In our experience, issues of potential overlaps and joint operating agreements can present significant obstacles to consummation of a transaction in this industry.

●	Leadership: We note that MNG does not currently have a CEO. In light of our own CEO search, what is your expectation with respect to leadership?

●
Commitments to our employees and communities: In your January 14 letter, you noted that under your ownership, you could “provide a home for the Company’s businesses and valued employees so they can continue to serve their local communities.” Within the industry, MNG has a well-documented history of significantly reducing editorial staff and cutting costs at its acquired properties. Could you explain more specifically what the statements in your proposal are intended to mean with respect to your plans for the existing businesses and employees, and in particular how you intend to achieve the objectives of maintaining value during the pendency of any transaction, and thereafter? For example, what commitments would you be willing to make to maintain newsroom staffing and ensure any acquired publications can continue to produce high- quality local journalism and contribute to the communities they serve? More generally, could you describe your operating plan going forward, and whether you would break up the company or pursue other strategic alternatives, including specifically with respect to international and/or digital?

●
Pensions: How do you view ongoing pension liabilities, including ours? What pension plans are sponsored by MNG or any of its control group members and what’s the funding status of each plan? How do you propose to address any funding and security concerns that the PBGC or U.K. pension regulators may raise in light of your financing plans for the proposed transaction?

●	Tax: Does your proposal assume any particular tax arbitrage opportunities?

We are available to meet with you at 1:00 p.m. eastern time on Tuesday, January 22, 2019, at a location to be confirmed in northern Virginia. Please confirm your availability by noon eastern time on January 17th so that we can finalize our plans.

Please note that we are proposing this meeting in order to obtain specific answers to the questions outlined above, and not simply general statements, so that we can be as fully informed as possible as to these important matters as we consider your proposal.

Sincerely,

J. Jeffry Louis
Chairman of the Board of Directors Gannett Co., Inc.

Greenhill & Co., Inc. is acting as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to Gannett.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Whether or not any such forward-looking statements are in fact achieved will depend on future events, some of which are beyond our control. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results or events to differ materially from those projected, anticipated or implied in the forward-looking statements, including the matters described under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s annual report on Form 10-K for fiscal year 2017 and in the company’s other SEC filings.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to strengthening communities across our network. With an unmatched local-to-national reach, Gannett touches the lives of more than 125 million people monthly with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Gannett brands include USA TODAY NETWORK with the iconic USA TODAY and more than 100 local media brands, digital marketing services companies ReachLocal, WordStream and SweetIQ, and U.K. media company Newsquest. To connect with us, visit www.gannett.com.

For investor inquiries, contact:
Stacy Cunningham
Vice President, Financial Analysis and Investor Relations
703-854-3168
investors@gannett.com

Arthur Crozier / Jennifer Shotwell / Larry Miller
Innisfree M&A Incorporated
(212) 750-5833

For media inquiries, contact:
Amber Allman
Vice President, Corporate Events & Communications
703-854-5358
aallman@gannett.com

Ed Trissel / Nick Lamplough / Tim Ragones
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449